NEWS RELEASE

Investor Relations Contact:                          Date:    August 6, 2013
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Second Quarter Earnings of $1.57 per Diluted Share
The Plant Nutrient, Ethanol and Rail Groups Lead Earning Results

MAUMEE, OHIO, August 6, 2013-The Andersons, Inc. (Nasdaq: ANDE), today announced second quarter net income attributable to the company of $29.5 million, or $1.57 per diluted share, on revenues of $1.6 billion. In the same three month period of 2012, the company reported similar results of $29.2 million, or $1.56 per diluted share on revenues of $1.3 billion. During the first six months of 2013, the company earned $42.1 million, or $2.24 per diluted share. In the first half of 2012, The Andersons reported results of $47.6 million, or $2.54 per diluted share. The revenue for the first six months of 2013 and 2012 were $2.8 billion and $2.5 billion, respectively.

The Plant Nutrient Group had operating income of $23.2 million during the second quarter on revenues of $330 million. In the same three month period of 2012, the group had operating income of $28.0 million on revenues of $309 million. This quarter the group regained much of the volume lost in the first quarter; however, margins were down year over year. The group's first half 2013 operating income was $22.7 million on $442 million of revenues. Last year, the operating income through the first six months was $33.8 million on revenues of $484 million. Margins from year to year were down due to a slow start to the season and limited inventory price appreciation.

The Ethanol Group achieved record operating income of $10.6 million in the second quarter on revenues of $222 million. This compares to an operating loss of $2.1 million during the same period last year on revenues of $168 million. This income increase was due primarily to significant ethanol margin improvement, which includes the positive impact of co-products such as corn-oil, distillers dried grains, E-85, and CO2. Also, the group had a full quarter of income from its Denison Iowa production facility compared to the prior year as the acquisition occurred in May of 2012. The group's operating income through June was $13.1 million on revenues of $422 million. Last year, its first half operating loss was $2.0 million on revenues of $318 million. The revenue increase was due to added volume from the Denison plant and an increase in the average price per gallon of ethanol.

The Rail Group achieved record operating income of $9.7 million in the second quarter on revenues of $39 million. In the same three month period of 2012, the group earned $7.2 million and revenues were $32 million. The group's revenue and operating income benefited from higher lease rates and increased income from railcar financings. The group recognized $4.4 million in pre-tax gains on sales of railcars and related leases on non-recourse transactions during the second quarter this year. In 2012, the company recognized gains of $2.4 million on similar transactions. The average utilization rate for the quarter was 85.7 percent in comparison to 84.7 percent for the same period last year. The group's first half operating income was a record $24.3 million on $85 million of revenues. In 2012, operating income through June was $15.2 million and revenues were $68 million. The rail fleet has increased to 23,245 cars from 23,107 last year.

The Grain Group reported operating income of $2.1 million in the second quarter of 2013, compared to $15.3 million in the same three month period last year, as it continued to be impacted by the 2012 drought, which led to significantly reduced space income. The group benefited from good second quarter earnings from its investment in Lansing Trade Group. Revenues for the Grain Group were $891 million and $719 million for the quarter in 2013 and 2012, respectively. The group's operating income for the first six months was $10.4 million on revenues of $1.7 billion. Last year, its first half operating income was $34.7 million and revenues were $1.4 billion. Revenues increased due to higher grain prices and greater sales volume, which resulted primarily from the addition of the former Green Plains Grain facilities.

The Turf & Specialty Group's operating income was $2.2 million in the second quarter on $43 million of revenues. Last year, the group reported operating income of $2.8 million on $44 million of revenues for the same period. Through the first half of 2013, the group's operating income was $6.2 million on $90 million of revenues. Comparatively, in 2012 the group earned $5.0 million through June on revenues of $89 million.

The Retail Group had operating income of $1.5 million during the second quarter of 2013 on revenues of $41 million. During the same period of the prior year, the group had operating income of $1.4 million and revenues were $44 million. Through the first six months, the group lost $1.6 million and revenues were $72 million. Last year through June, the group lost $1.3 million on revenues of $75 million.

It was announced last week that the company and Lansing Trade Group finalized the acquisition of Thompsons Limited, a grain and food-grade bean handler and agronomy input provider, headquartered in Blenheim, Ontario, and operating 12 locations across Ontario and Minnesota. Then, yesterday the company announced it has entered into an agreement to acquire Mile Rail, LLC, a railcar repair and cleaning provider headquartered in Kansas City, Missouri, with three satellite locations in Nebraska, Kansas and Indiana, and mobile units in the Central Midwest.

“We had record quarterly results in both our Rail and Ethanol groups, and strong results in our Plant Nutrient Group. The Rail Group continues to manage its railcar portfolio in a skillful manner. It is satisfying to see significantly improved margins in the ethanol business; however, we are very aware the ethanol market will continue to be volatile,” CEO Mike Anderson stated. “The 2012 drought continues to have a strong impact on our Grain Group, as was expected, and the largest impact may be seen in the third quarter. A projected record corn crop, however, should positively impact the group the last three or four months of 2013,” added Mr. Anderson.

The company will host a webcast on Wednesday, August 7, 2013 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2013	2012	2012	2011

Sales and merchandising revenues	$1,566,964	$1,315,834	$2,838,934	$2,452,967
Cost of sales and merchandising revenues	1,463,735	1,213,184	2,656,432	2,264,447
Gross profit	103,229	102,650	182,502	188,520

Operating, administrative and general expenses	61,464	59,210	123,472	119,310
Interest expense	4,855	5,380	11,259	10,710
Other income:
Equity in earnings of affiliates	10,010	5,096	17,814	9,379
Other income, net	1,292	2,671	4,018	5,917
Income before income taxes	48,212	45,827	69,603	73,796
Income tax provision	17,480	17,356	26,559	27,597
Net income	30,732	28,471	43,044	46,199
Net loss attributable to the noncontrolling interests	1,193	(728)	927	(1,407)
Net income attributable to The Andersons, Inc.	$29,539	$29,199	$42,117	$47,606

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$1.58	$1.57	$2.25	$2.56
Diluted earnings attributable to The Andersons, Inc. common shareholders	$1.57	$1.56	$2.24	$2.54
Dividends paid	$0.16	$0.15	$0.32	$0.30

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2013	December 31, 2012	June 30, 2012

Assets
Current assets:
Cash and cash equivalents	$75,920	$138,218	$23,930
Restricted cash	872	398	5,644
Accounts receivable, net	216,432	208,877	205,046
Inventories	444,523	776,677	597,091
Commodity derivative assets - current	121,789	103,105	122,010
Deferred income taxes	2,797	15,862	18,784
Other current assets	44,936	54,016	38,535
Total current assets	907,269	1,297,153	1,011,040

Other assets:
Commodity derivative assets - noncurrent	87	1,906	4,844
Other assets, net	103,781	105,129	70,040
Equity method investments	195,241	190,908	189,610
	299,109	297,943	264,494
Railcar assets leased to others, net	242,887	228,330	252,965
Property, plant and equipment, net	371,716	358,878	266,275
Total assets	$1,820,981	$2,182,304	$1,794,774

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$50,000	$24,219	$309,608
Accounts payable for grain	178,017	582,653	129,979
Other accounts payable	183,971	165,201	148,497
Customer prepayments and deferred revenue	25,621	105,410	55,912
Commodity derivative liabilities – current	58,183	33,277	29,764
Accrued expenses and other current liabilities	57,456	66,902	51,283
Current maturities of long-term debt	45,096	15,145	29,647
Total current liabilities	598,344	992,807	754,690

Other long-term liabilities	15,634	18,406	11,546
Commodity derivative liabilities – noncurrent	5,863	1,134	454
Employee benefit plan obligations	50,754	53,131	50,437
Long-term debt, less current maturities	409,020	427,243	317,648
Deferred income taxes	87,486	78,138	70,806
Total liabilities	1,167,101	1,570,859	1,205,581
Total equity	653,880	611,445	589,193
Total liabilities and equity	$1,820,981	$2,182,304	$1,794,774

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended June 30, 2013
Revenues from external customers	$891,350	$222,240	$330,339	$38,601	$43,144	$41,290	$—	$1,566,964

Gross profit	22,092	9,649	37,201	14,557	7,321	12,409	—	103,229

Equity in earnings of affiliates	5,027	4,983	—	—	—	—	—	10,010

Other income (expense), net	(349)	199	164	702	175	100	301	1,292

Income (loss) before income taxes	2,053	11,794	23,240	9,680	2,195	1,539	(2,289)	48,212

Income attributable to the noncontrolling interests	—	1,193	—	—	—	—	—	1,193

Operating income (loss) (a)	$2,053	$10,601	$23,240	$9,680	$2,195	$1,539	$(2,289)	$47,019

Three months ended June 30, 2012
Revenues from external customers	$718,911	$167,758	$308,797	$32,046	$43,845	$44,477	$—	$1,315,834

Gross profit	26,440	1,925	41,657	11,563	7,490	13,575	—	102,650

Equity in earnings (loss) of affiliates	7,505	(2,410)	1	—	—	—	—	5,096

Other income (expense), net	489	20	1,010	824	289	155	(116)	2,671

Income (loss) before income taxes	15,277	(2,833)	27,953	7,199	2,753	1,428	(5,950)	45,827

Loss attributable to the noncontrolling interests	—	(728)	—	—	—	—	—	(728)

Operating income (loss) (a)	$15,277	$(2,105)	$27,953	$7,199	$2,753	$1,428	$(5,950)	$46,555

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Six months ended June 30, 2013
Revenues from external customers	$1,727,845	$421,549	$442,241	$84,965	$90,331	$72,003	$—	$2,838,934

Gross profit	46,942	14,454	51,150	33,536	16,339	20,081	—	182,502

Equity in earnings of affiliates	12,937	4,877	—	—	—	—	—	17,814

Other income, net	222	430	139	1,648	450	214	915	4,018

Income (loss) before income taxes	10,352	14,007	22,678	24,254	6,196	(1,630)	(6,254)	69,603

Income attributable to the noncontrolling interests	—	927	—	—	—	—	—	927

Operating income (loss) (a)	$10,352	$13,080	$22,678	$24,254	$6,196	$(1,630)	$(6,254)	$68,676

Six months ended June 30, 2012
Revenues from external customers	$1,418,772	$318,428	$484,157	$67,905	$88,972	$74,733	$—	$2,452,967

Gross profit	59,041	4,698	62,975	24,128	15,489	22,189	—	188,520

Equity in earnings (loss) of affiliates	13,457	(4,081)	3	—	—	—	—	9,379

Other income, net	1,316	36	1,128	1,600	490	279	1,068	5,917

Income (loss) before income taxes	34,712	(3,391)	33,781	15,217	4,955	(1,321)	(10,157)	73,796

Loss attributable to the noncontrolling interest	—	(1,407)	—	—	—	—	—	(1,407)

Operating income (loss) (a)	$34,712	$(1,984)	$33,781	$15,217	$4,955	$(1,321)	$(10,157)	$75,203

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.